Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact:	Investor Contact:
Howard Hill	Robert Jacobs
Chief Executive Officer	Jacobs Communications
(858) 549-6340	(310) 927 3108
rfi@rfindustries.com	robert.jacobs@jacobscon.com

RF Industries Acquires Comnet Telecom Supply, Inc.

SAN DIEGO, CA, January 21, 2015 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) announced today that it has completed the acquisition of East Brunswick, New Jersey-based Comnet Telecom Supply, Inc. ("Comnet"), a supplier of telecommunications and data products, for a total purchase price of $4,150,000, consisting of $3,050,000 in cash, and 252,381 shares of RFI's common stock valued at $1,060,000. Privately-owned Comnet had revenues of approximately $9.6 million for the twelve-month period ended October 31, 2014.

Robert Portera, the sole owner of Comnet, agreed to a two year employment contract with the Company that provides for a base salary and potential bonus. Mr. Portera also has an earn-out provision pursuant to which he can earn up to an additional $1,360,000 if Comnet meets certain financial milestones in the next two years.

"This acquisition expands our fiber optic cabling capabilities and customer base to include large national manufacturers of and distributors of telecommunications equipment and products. Comnet, like Cables Unlimited, is a Corning Cables System CAH Connections Gold Program member, a limited group of companies in the United States permitted to manufacture fiber optic cable assemblies backed by Corning's extended warranty. Not only does this acquisition reduce the Company's dependence on sales at our other major divisions, it provides a growth opportunity for our current fiber optic and custom cabling product lines. We anticipate that Comnet's growing sales will be accretive to the Company's profitability and cash flow, after one-time expenses related to the integration of the business," said Howard Hill, CEO of RF Industries.

Comnet Telecom manufactures and distributes standard and custom equipment and cabling products used by telecommunications carriers, co-location center operators and other telecommunications and data center companies in the United States. Products include fiber optic cable, copper cabling, custom patch cord assemblies, transceivers/converters and other data center equipment (including server cabinets and network racks). The Company's fiber optic products are manufactured in compliance with Corning Gold Certified standards at its facilities in East Brunswick, New Jersey.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses and medical wiring. The Company's connectivity products are used throughout the growing and evolving wireless infrastructure. Through its newly acquired Comnet Telecom Supply, Inc. subsidiary, the Company manufactures and sells fiber optic and other cabling technologies and data center equipment solutions. The Company has reported 21 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada, Yaphank, New York and East Brunswick, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries Acquires Comnet Telecom Supply, Inc.

January 21, 2015

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Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and the Company's reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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